Exhibit A

October 17, 2011	Noralee Bradley
Direct Dial: 403.260.7002
nbradley@osler.com
Our Matter Number: 1129658
Sent By Email and Courier
Helix BioPharma Corp.
1188 West Georgia Street
Suite 1260
Vancouver, BC V6E 4A2
Canada
Attention: Kenneth A. Cawkwell, Corporate Secretary
Dear Sir:
Requisition of Shareholders Meeting
We represent ACM Alpha Consulting Management AG, ACM Alpha Consulting Management Est., Andreas Kandziora and Zbigniew Lobacz, the holders of an aggregate of 7,887,720 common shares in the capital of Helix BioPharma Corp. (the “Corporation”) representing approximately 11.8% of the issued shares of the Corporation. As you are aware, pursuant to Section 143 of the Canada Business Corporations Act, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.
Accordingly, please find enclosed a requisition for a meeting of shareholders executed by ACM Alpha Consulting Management AG, ACM Alpha Consulting Management Est., Andreas Kandziora and Zbigniew Lobacz for the purposes set out therein. As indicated in my email of October 11, 2011 to Cheryl Reicin of Torys LLP, the dates of December 15, 16 or 17, 2011 would work well for the proposed nominee directors of Helix to attend a meeting of shareholders for the purposes stated in the requisition.
Further, we would like to confirm our understanding that the following incumbent management nominees, namely Donald Segal, Jack Kay, William Thomas Hodgson and Kazimierz Roszkowski-Sliz, are willing and able to stand for election at the meeting of shareholders of Helix to be called for the purposes stated in the requisition. In this regard, we have also enclosed a consent form for each of the foregoing incumbent management nominees to sign confirming their continuing consent to act as a director of Helix. Please return executed copies of the same to my attention at the address provided above as soon as possible.

Yours very truly,

/s/ Noralee Bradley
Noralee Bradley
NB:hw
Enclosures

c:
Donald Segal
Jack Kay
Gordon Lickrish
John Docherty
William Thomas Hodgson
Kazimierz Roszkowski-Sliz
Cheryl Reicin, Torys LLP
Veronika Kandziora, ACM Alpha Consulting Management AG
Andreas Kandziora, ACM Alpha Consulting Management Est.
Zbigniew Lobacz